Exhibit 99.2

 ARRANGEMENT TO PERMIT DIRECTORS TO ACCEPT SHARES OF COMMON STOCK OF THE COMPANY
                        IN LIEU OF ANNUAL DIRECTORS' FEES

         Subject to approval by the Company's stockholders at the Company's 2005 Annual Meeting of Stockholders, Non-Employee Directors (as defined in the Company's 2003 Non-Employee Director Stock Option Plan) may, in lieu of receiving cash, elect, at or prior to each annual meeting of stockholders, to receive their annual retainer (the "Annual Retainer") of $11,750 ($29,400 in the case of the non-executive Chairman of the Board) of the Company's Common Stock (valued at the fair market value of the Company's Common Stock on the date of the applicable annual meeting of stockholders of the Company, such fair market value to be determined in the same manner as determined under the Company's 2003 Non-Employee Director Stock Option Plan). The Non-Employee Director electing to receive such shares shall, prior to the issuance of such shares, pay to the Company the par value of the shares issued. The shares will be subject to forfeiture in the event the Non-Employee Director resigns or is removed for cause before the next annual meeting of stockholders of the Company. The shares issued will be held in escrow by the Secretary of the Company and will be released (i) to the Company if the shares are so forfeited or (ii) to the Non-Employee Director at, or as promptly as practicable after, the next annual meeting of stockholders of the Company if the shares shall not have been so forfeited prior thereto. Any shares received in lieu of any portion of the cash Annual Retainer will not count against the number of shares that are to be granted to a non-employee director under the Company's 2003 Non-Employee Director Stock Option Plan.